Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
Amended and restated CERTIFICATE OF INCORPORATION
OF
chipotle Mexican grill, inc.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Chipotle Mexican Grill, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1.

The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the first paragraph of Section 3 of Article V thereof and inserting the following in lieu thereof:

“Until the 2016 Annual Meeting, any director or the entire Board may be removed from office at any time, but only for cause and only by a majority of the voting power of the outstanding Common Stock.  From and after the election of directors at the 2016 Annual Meeting, any director or the entire Board may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than a of a majority of the voting power of the outstanding Common Stock.”

2.	The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article XIII thereof and inserting the following in lieu thereof:

“The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board of Directors at which there is a quorum (as defined from time to time in the Certificate of Incorporation) or by written consent.  The shareholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent herewith shall be adopted by the shareholders, unless such action is approved by the affirmative vote of the holders of not less than a majority of the voting power of the outstanding Common Stock.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Chipotle Mexican Grill, Inc. has caused this Certificate to be executed by its duly authorized officer on this 13th day of May, 2015.

Chipotle Mexican Grill, Inc.

By:   /s/ Montgomery F. Moran

Name:  Montgomery F. Moran

Office:  Co-Chief Executive Officer and Secretary